QUESTIONS AND ANSWERS REGARDING CONFIRMATION AND
EFFECTIVENESS OF JOINT PLAN OF REORGANIZATION

On October 21, 2010, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) rendered a Bench Decision on Confirmation with respect to the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3497] (as amended, modified or supplemented from time to time, the “Plan”), and on November 3, 2010, the Bankruptcy Court entered an order confirming the Plan [Docket No. 4409].  All references to the “Effective Date” in the Plan and the Revised Disclosure Statement for the Joint Chapter 11 Plan of Chemtura Corporation, et al., filed August 5, 2010 [Docket No. 3503] (the “Disclosure Statement”) mean the date that all of these conditions have been satisfied or waived and the Plan has been substantially consummated.1  The Effective Date occurred on November 10, 2010.

I.	When will the Effective Date occur?

The Effective Date occurred on November 10, 2010.

II.	Once the Plan has become effective, what will I receive from the Debtors under the Plan?

The distribution that you will receive under the Plan, if any, depends on what kind of Claim or Interest you hold and whether you hold such Claim or Interest on the applicable distribution record date as described in section XVIII.  As described in section VIII of the Disclosure Statement, entitled “Description of the Joint Plan of Reorganization,” Article III of the Plan creates categories of holders of Claims and Interests, each of which is referred to as a “Class.”  A summary of the Classes of Claims and Interests is set forth in the Executive Summary of the Disclosure Statement.

You should refer to the entire Disclosure Statement, the Plan, and the Plan Supplement for a complete description of the classification and treatment of each Class of Claims and Interests.  This Supplemental Disclosure is intended to provide updated information with respect to distributions and is not intended to amend or supersede the Disclosure Statement or any other document filed in the Debtors’ chapter 11 cases.

III.	What is a Claim?

_____________________
1           Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan, the Disclosure Statement and/or the Disputed Claims Reserve Order, as defined herein.  Any party may obtain a copy of the filings in these cases free of charge from Kurtzman Carson Consultants LLC, the voting and claims agent retained by the Debtors in the Chapter 11 Cases, by visiting the Debtors’ restructuring website at: www.kccllc.net/chemtura.

As defined by the Plan, “Claim” means any claim against a Debtor or, to the extent specifically referenced in the Plan, a Non-Debtor Affiliate, as defined in section 101(5) of the Bankruptcy Code.

IV.	What is an Interest?

As defined by the Plan, “Interest” means any share of common stock, preferred stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or other right, contractual or otherwise, to acquire any such interest in a Debtor that existed before the Effective Date, any phantom stock or other similar stock unit provided pursuant to the Debtors’ prepetition employee compensation programs and any Claim related to the purchase of interests subject to subordination pursuant to section 510(b) of the Bankruptcy Code; provided, however, that to the extent an Interest is subject to the compliance with the terms of a prepetition contract or other agreement, any recovery under the Plan on account of such Interest shall be subject to the terms of such contract or agreement.

V.	If I am entitled to a distribution on account of a Claim or Interest under the Plan, when will I receive that distribution?

Distributions for Allowed Claims and Interests are being made on the Effective Date or as soon as practicable thereafter, in accordance with Article XII of the Plan (and for Claims that are not yet Allowed, section 8.5 of the Plan provides that distributions will be made on the next quarterly distribution date after your Claim has been Allowed).  In addition, parties that hold existing common stock and/or other Interests in Chemtura ("Class 13a Interests") on the date initial equity distributions  are made under the Plan (“Class 13a Equity Holders”) may receive certain supplemental distributions, as described in sections XIII, XIV, XV and XVI below.

VI.
If I am entitled to a distribution under the Plan on account of an Allowed Claim, will I receive Cash, Common Stock or both?  If I will receive both Cash and Common Stock, what percentage of my Allowed Claim will be satisfied by each?

Distributions under the Plan generally will include a combination of New Common Stock and Cash.  The following sets forth the approximate Cash and New Common Stock allocations to be paid on account of Allowed Claims against a Debtor other than Chemtura Canada.

Claims	Recovery in New Common Stock	Recovery in Cash
Class 1: Prepetition Secured Lender Claims	N/A	100%
Class 2: Lien Claims	N/A	100%
Class 3: Other Priority Claims	N/A	100%
Class 4a: General Unsecured Claims against Chemtura	86.0%	14.0%
Class 4b: General Unsecured Claims against the Subsidiary Debtors	86.0%	14.0%
Class 4c: General Unsecured Claims against Chemtura Canada	N/A	100%
Class 5: Prepetition Unsecured Lender Claims	86.0%	14.0%
Class 6: 2016 Notes Claims	86.0%	14.0%
Class 7: 2009 Notes Claims	86.0%	14.0%
Class 8: 2026 Notes Claims	86.0%	14.0%
Class 9: Unsecured Convenience Claims	N/A	100%
Class 10: Diacetyl Claims	N/A	100%
Class 11: Environmental Claims	N/A	100%
Class 12: Intercompany Claims	N/A	N/A

Based upon the Plan valuation per share of the New Common Stock of $13.45 and the above summary, except as described in section VII below and subject to potential changes as described above, the Debtors’ preliminary calculations show that holders of Allowed Claims in Classes 4a, 4b, 5, 6, 7 and 8 as of the Effective Date would receive 63.93 shares of New Common Stock and $140.25 in Cash for every $1,000 of their Allowed Claims.  The aggregate Allowed Claims for Classes 5, 6, 7, and 8 upon the Effective Date were $131,288,897, $618,596,333, $418,431,730, and $188,362,563, respectively.

VII.	What if I made a recovery preference election for Cash or New Common Stock when I voted to accept or reject the Plan?

If you are a holder of an Allowed Prepetition Unsecured Lender Claim, an Allowed General Unsecured Claim against a Debtor other than Chemtura Canada, or an Allowed Notes Claim, you were eligible to elect to receive a preference for your recovery in the form of the maximum available amount of Cash or the maximum available amount of New Common Stock.  If you timely made a recovery preference election and are the holder of an Allowed Claim as of the Effective Date, the Cash and New Common Stock that would have otherwise been distributed to you under the Plan will be reallocated among all holders of Allowed Claims who made recovery preference elections based upon those elections.2

Holders of Allowed Claims who elected to receive the maximum available percentage recovery as Cash will receive their distribution in the amount provided under the Plan, and it is anticipated at this time that approximately 82.6% of the distribution for these electing creditors will be paid in New Common Stock and approximately 17.4% will be paid in Cash.  Based upon the Plan valuation per share of the New Common Stock of $13.45 and the foregoing preliminary estimates of distributions, holders of Allowed Claims who elected to receive the maximum available percentage as Cash will receive 61.44 shares of New Common Stock and $173.79 in Cash for every $1,000 of their Allowed Claims.

___________________
1           Holders of Disputed Claims were not eligible to make a recovery preference election.

Holders of Allowed Claims who elected to receive the maximum available percentage recovery as New Common Stock will receive their distribution in the amount provided under the Plan, and it is anticipated at this time that approximately 100% of the distribution for these electing creditors will be paid in New Common Stock and approximately 0% will be paid in Cash.  Based upon the Plan valuation per share of the New Common Stock of $13.45 and the foregoing preliminary estimates of distributions, holders of Allowed Claims who elected to receive the maximum available percentage as New Common Stock will receive 74.36 shares of New Common Stock and $0 in Cash for every $1,000 of their Allowed Claims.

VIII.	How will distributions on account of Allowed Claims as of the Effective Date be made?

On the Effective Date, the Debtors began the process of paying Allowed Claims.  Each holder of an Allowed Claim as of the Effective Date in Classes 1, 2, 3, 4c, 9, 10 and 11 will receive a check payable in the amount of Cash to which the claimant is entitled.  Each holder of an Allowed Claim as of the Effective Date in Classes 4a, 4b, 5, 6, 7 and 8 will receive, in two separate mailings, a shareholder statement indicating the number shares of New Common Stock that have been issued to the claimant on account of the Allowed Claim, and a check payable in the amount of Cash to which the claimant is entitled.  Holders of Allowed Claims should allow at least 21 days from the Effective Date to receive both the New Common Stock and the Cash.  If either is not received after 21 days, please contact the Debtors’ claims agent at (866) 967-0261.

IX.	I am the holder of a Disputed Claim. If my Claim becomes an Allowed Claim, how will I receive my distribution?

All holders of Disputed Claims (except Disputed Claims held by nine parties specifically identified in the Order Establishing a Distribution Reserve Amount with Respect to Disputed Claims in Connection With Confirmation Of The Joint Plan of Reorganization, entered October 29, 2010 [Docket No. 4383] (the “Disputed Claims Reserve Order”), will receive distributions if their claim becomes an Allowed Claim only from an aggregate reserve of Cash and New Common Stock (the “Non-Objecting Creditors’ Reserve”) that has been established in the total value of $41,850,000.  Shares of New Common Stock distributed to holders of Disputed Claims that become Allowed Claims following the Effective Date shall be deemed to have the Plan valuation per share of $13.45 regardless of the date of distribution.

X.	How will the Non-Objecting Creditors’ Reserve be funded?

Pursuant to the Plan and the Disputed Claims Reserve Order, on the Effective Date or as soon as practicable thereafter, the Non-Objecting Creditors’ Reserve will be established in the amount of $41,850,000 in a combination of Cash and authorized New Common Stock consistent with the treatment set forth in the Plan for holders of Allowed Claims.  Based upon the preliminary distribution estimates set forth above, and subject to the qualifications described herein, the Non-Objecting Creditors’ Reserve would contain 14.0% in Cash and 86.0% in authorized New Common Stock as of the Effective Date, or 2,675,645 shares of New Common Stock and $5,869,620.67 in Cash.

The amount of the Non-Objecting Creditors' Reserve was established based the Debtors’ internal high-end estimate of the likely aggregate valuation of the Disputed Claims covered by the reserve plus 20% of that estimate.

XI.	What other claims reserves will be established?

In addition to the Non-Objecting Creditors’ Reserve of $41,850,000, the Debtors will also establish the Diacetyl Reserve, the Environmental Reserve, and several individual, segregated reserves (the "Segregated Reserves" and collectively, with the Diacetyl Reserve, the Environmental Reserve and the Non-Objecting Creditors’ Reserve, the “Claims Reserves”).  The Segregated Reserves will be established as required by the Bankruptcy Court, in accordance with the Disputed Claims Reserve Order, in the amounts set forth below.  The Diacetyl Reserve and the Environmental Reserve will be funded fully in Cash and the Objecting Creditors’ Reserves will include Cash and New Common Stock in the same percentages as provided for the Non-Objecting Creditors’ Reserve, as outlined in section X above.

Diacetyl and Environmental Reserves	Amount of Reserve
Diacetyl Reserve	$283,750[3]
Environmental Reserve	$28,614,822.89[4]
Segregated Reserves[5]	Amount of Reserve
Spartech Polycom, Inc.	$8,000,000
Pentair Water Pool and Spa, Inc.	$2,000,000
Oildale Energy LLC	$16,263,764
The BKK Joint Defense Group	$200,000
Cooper Drum Cooperating Parties Group	$2,000,000
Beacon Heights Coalition	$135,515.89
FLABEG Technical Glass US Corporation	$60,000
The Dow Chemical Company	$975,000
Total Segregated Reserves	$29,634,280

_____________________
3           By order dated September 24, 2010, the Bankruptcy Court approved the establishment of the Diacetyl Reserve in the aggregate amount of $6,923,975, with this amount being further segregated into separate reserves based upon certain settlements for which approval was pending at that time.  The Bankruptcy Court authorized the Debtors to reduce the amount of the segregated reserves to the extent of amounts authorized to be paid in settlements approved after entry of the Diacetyl Reserve order (and in certain other circumstances).  The amount of the Diacetyl Reserve set forth above represents the amount that will be paid to one Diacetyl Claimant under the only settlement agreement that has not yet been approved.
4           By order dated October 19, 2010, the Bankruptcy Court approved the establishment of the Environmental Reserve in the aggregate amount of $38,145,938.55, a portion of which is held in separate segregated reserves.  In addition, the Bankruptcy Court authorized the Debtors to reduce the amount of the Environmental Reserve by the amount of Disputed Environmental Claims that become Allowed Environmental Claims before the Effective Date.  The amount of the Environmental Reserve has been reduced accordingly.
5           Additional information regarding the claims underlying the Segregated Reserves can be found in the following:  Spartech Polycom Inc.’s Objection to the Debtors Motion for an Order Establishing a Distribution Reserve Amount with Respect to Disputed Claims in Connection with Confirmation of the Joint Chapter 11 Plan of Chemtura Corporation [Dkt. No. 3887]; Objections of Pentair Water Pool and Spa, Inc. to Debtors’ (I) Joint Plan of Reorganization and (II) Motion Seeking Establishment of a Disputed Claims Reserve [Dkt. No. 3941]; Objection of Unsecured Creditor Oildale Energy to Motion for Order Establishing A Distribution Reserve Amount with Respect to Disputed Claims [Dkt. No. 3895]; Joinder of the Beacon Heights Coalition, the Laurel Park Coalition, and Other Environmental Claimants to the Limited Objection of Spartech Polycom, Inc. to the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Dkt. No. 3896]; Response in Support of Motion for an Order Establishing a Distribution Reserve Amount with Respect to Disputed Claims in Connection with Confirmation of the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Dkt. No. 4043]; and Declaration of Billie S. Flaherty in Support of Debtors’ Response in Support of Motion for an Order Establishing a Distribution Reserve Amount with Respect to Disputed Claims in Connection with Confirmation of the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Dkt. No. 4058].  In addition to the filings listed above, other filings have been submitted in connection with the objections to the Disputed Claims Reserve and other proceedings to allow or disallow the disputed claims, which can be obtained by visiting the Debtors’ restructuring website at: www.kccllc.net/chemtura.

A hearing before the Bankruptcy Court to estimate Oildale’s claim was held on November 10, 2010, at which hearing Oildale stipulated to reduce the Segregated Reserve with respect to their claim to approximately $14.49 million.  The Debtors sought at the hearing to further decrease the Segregated Reserve for Oildale, and the Bankruptcy Court has taken the matter under submission.  The Debtors have a scheduled estimation hearing before the Bankruptcy Court with respect to the claims of Spartech Polycom, Inc. on November 30, 2010 seeking to reduce the amount of the Segregated Reserve for such claims.  Any reduction of the Segregated Reserves will result in supplemental distributions as described in section XII below.  These two estimation hearings cannot result in any increase in the respective Segregated Reserves.

XII.	Will additional Cash or New Common Stock ever be added to the Non-Objecting Creditors’ Reserve?

The Plan and the Disputed Claims Reserve Order provide that the Non-Objecting Creditors’ Reserve will not be increased or replenished, except to the extent that a surplus exists in certain other reserves established as of the Effective Date, in which case some or all of the surplus in such reserves will be transferred to the Non-Objecting Creditors’ Reserve, as described in the following two paragraphs.

Under Sections 9.4 and 10.5 of the Plan, when all Diacetyl Claims and Environmental Claims subject to the Diacetyl Reserve and the Environmental Reserve, respectively, are resolved and either become Allowed or are disallowed by the Bankruptcy Court, to the extent Cash remains in either the Diacetyl Reserve or the Environmental Reserve, such Cash shall be transferred to the Non-Objecting Creditors’ Reserve.  There can be no assurance that any such amounts will remain in the Diacetyl Reserve and/or the Environmental Reserve and, if any such amounts remain, when such amounts will ultimately be transferred to the Non-Objecting Creditors’ Reserve.

Pursuant to the Disputed Claims Reserve Order, to the extent that a release of distributable value (Cash or New Common Stock) from any of the Segregated Reserves is authorized by a later order of the Bankruptcy Court, the released distributable value will be treated as follows:  (a) 50% of the released distributable value from any Segregated Reserve will be transferred to the Non-Objecting Creditor Reserve, until such time as an aggregate of $15 million (the “Additional Reserve Amount”) has been transferred to the Non-Objecting Creditor Reserve, and (b) the remaining 50% of released distributable value will be distributed to Class 13a Equity Holders as soon as reasonably practicable after entry of the applicable Bankruptcy Court order authorizing the release.  Neither the Plan nor the Disputed Claims Order specifies the proportion of Cash and New Common Stock that may be released from the Segregated Reserves and transferred to the Non-Objecting Creditor Reserve or to Class 13a Equity Holders.  As a result, the Bankruptcy Court will determine the proportion of Cash and New Common Stock to be released from a Segregated Reserve in its order authorizing such release.

In computing "released distributable value," shares of New Common Stock shall be deemed to have a value per share equal to the Plan valuation of $13.45, regardless of the date of distribution.

There can be no assurance that any such amounts will be released from the Segregated Reserves or when any such release might occur.

XIII.	Will value be released from the Non-Objecting Creditors’ Reserve for any reason other than to pay Allowed Claims?

Because all holders of Claims in the Participating Creditor Classes (except holders of Claims that are Disputed Claims) will have been paid in full, plus postpetition interest as applicable under the Plan, value may be released from the Non-Objecting Creditors’ Reserve in the form of one or more supplemental distributions to Class 13a Equity Holders, but only if and to the extent that such release is ordered by the Bankruptcy Court following the procedures described below.  If the Bankruptcy Court authorizes a release of value from the Non-Objecting Creditors' Reserve, then the amount authorized by the Bankruptcy Court (including the proportion of Cash and New Common Stock) will be distributed from the Non-Objecting Creditors’ Reserve as soon as practicable following entry of the Bankruptcy Court order authorizing the release.  The proportion of Cash and New Common Stock to be released from the Non-Objecting Creditor's Reserve to Class 13a Equity Holders will be determined by the Bankruptcy Court if it authorizes such a release.

In computing value (if any) that is released from the Non-Objecting Creditor's Reserve  to Class 13a Equity Holders, shares of New Common Stock shall be deemed to have a value per share equal to the Plan valuation of $13.45, regardless of the date of distribution.

Section 8.5(b) of the Plan provides that parties in interest may periodically request, on notice and a hearing, that the Bankruptcy Court review the remaining amount of the Disputed Claims Reserve, in light of the estimated aggregate value of Disputed Claims remaining to be liquidated, to determine whether a supplemental distribution to Class 13a Equity Holders from the Non-Objecting Creditors’ Reserve is appropriate.

Specifically, each quarter the Debtors shall provide a confidential report (each such report, a “Quarterly Claims Report”) to the Creditors’ Committee and the Equity Committee regarding the remaining Disputed Claims.  The Quarterly Claims Report will include the Debtors’ reasonable high-end estimate of the aggregate value of the remaining Disputed Claims subject to the Non-Objecting Creditors’ Reserve, prepared consistent with the methodology used by the Debtors to prepare claims estimates pre-confirmation.  The Debtors will evaluate the Quarterly Claims Report and consider whether a reduction of the Non-Objecting Creditors’ Reserve is warranted, and there shall be a rebuttable presumption that the Disputed Claims Reserve shall be maintained at the reasonable high-end estimate of the aggregate value of the remaining Disputed Claims plus 20%.  If the Debtors determine following review and consultation with the Equity Committee and the Creditors Committee that a reduction is warranted, the Debtors will file a motion, on notice and with opportunity for a hearing, for approval by the Bankruptcy Court of a supplemental distribution from the Non-Objecting Creditors’ Reserve to Class 13a Equity Holders.

If the Debtors elect not to file a motion for a supplemental distribution within 30 days following the date that the Quarterly Claims Report is distributed, any other party in interest, including the Creditors’ Committee or the Equity Committee, may file such a motion.  For the avoidance of doubt, no party may move for an increase in the Non-Objecting Creditors’ Reserve or any other Claims Reserve.

In addition to the above procedures, at the time when all Disputed Claims have been resolved and all Allowed Claims have been satisfied, if excess Cash or New Common Stock remains in any Claims Reserve, then such Cash and New Common Stock will be distributed to Class 13a Equity Holders on a Pro Rata basis as soon as reasonably practicable after the final resolution of the last Disputed Claim and satisfaction of the last Allowed Claim.

There can be no assurance that any value will be released from the Non-Objecting Creditors’ Reserve to Class 13a Equity Holders or when any such release might occur.

XIV.	Will value be released from the Segregated Reserves for any reason other than to pay Allowed Claims?

As described in section XII, to the extent that a release of distributable value from any of the Segregated Reserves is authorized by an order of the Bankruptcy Court, 50% of such value will be distributed to Class 13a Equity Holders as soon as reasonably practicable after entry of the applicable Bankruptcy Court order authorizing the release.  After the Additional Reserve Amount has been transferred to the Non-Objecting Creditors’ Reserve, 100% of all released distributable value from any Segregated Reserve will be distributed to Class 13a Equity Holders as soon as reasonably practicable after entry of the applicable Bankruptcy Court order authorizing the release.

XV.	If my Disputed Claim becomes an Allowed Claim after the Effective Date, will the claim be paid in Cash, Common Stock or both? Will I be paid interest?

If a Disputed Claim becomes an Allowed Claim after the Effective Date, the Debtors’ Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan.  No interest will be paid on account of any such Allowed Claim for the period between the Effective Date and the date the Claim becomes allowed, except that Claims on account of goods and services will receive interest for the time period between the Petition Date and the date such Claim becomes Allowed, payable at the contract rate to the extent allowable under law, or, if no allowable contract rate is specified, the federal judgment rate as of the Petition Date.

Disputed Claims that become Allowed after the Effective Date will be satisfied in the same proportion of Cash and New Common Stock that would have been paid if such Claims had been Allowed as of the Effective Date, as outlined in section VI above (and subject to the risks set forth in section VI), all to the extent value is available in the applicable Claims Reserve for distribution.

XVI.
If I am entitled to a distribution under the Plan on account of an Interest in Chemtura, how much value will I receive and will I receive Cash or New Common Stock?  If I will receive both Cash and New Common Stock, what percentage of my Allowed Claim will be satisfied by each?

Class 13a Interests in Chemtura have voted to reject the Plan and, as a result, will receive their pro rata share of value available for distributions after all Allowed Unsecured Claims have been paid in full in accordance with the terms of the Plan.  Specifically, recoveries for Class 13a Equity Holders are subject to the outcome and resolution of several factors described throughout the Disclosure Statement, including the actual amount of Allowed Claims.

The initial distribution available for Class 13a Equity Holders on or as soon as practicable after the Effective Date will be in the form of New Common Stock.  The preliminary estimate of the aggregate value of the initial distribution is $49,266,175.46 (valuing the New Common Stock at the plan valuation per share of $13.45, which is approximately 3.7% of the New Common Stock.  The preliminary estimate of the initial distributable value per share of existing common stock is approximately $0.203, which equates to approximately 0.0151 shares of New Common Stock being distributed on account of every one share of existing common stock or equivalent Interest (or, one share of New Chemtura Stock for every 66.3815 shares of existing common stock).  Whenever any payment of New Common Stock of a fraction pursuant to the Plan would otherwise be required, the actual distribution shall reflect a rounding of such fraction to the nearest whole share (up or down), with half or less being rounded down.

Each of the Class 13a Equity Holders will receive its initial distribution by mail in the form of a shareholder statement indicating the number shares of New Common Stock that have been issued to the Class 13a Equity Holder on account of its Class 13a Interests.  Class 13a Equity Holders should allow at least 21 days from the Effective Date to receive their New Common Stock.  If not received after 21 days, please contact the Debtors’ claims agent at (866) 967-0261.

For the avoidance of doubt, subsequent distributions (if any) to holders of Class 13a Interests will be made to Class 13a Equity Holders that receive initial distributions pursuant to the Plan.

XVII.	Will subsequent distributions be made to Class 13a Equity Holders after the Effective Date? If so, how will the amount of such distributions be determined?

The total value available for Class 13a Equity Holders depends on the amount of Allowed Claims.  While some of the Claims against the Debtors will be Allowed or agreed in a fixed amount as of the Effective Date, other Claims are Disputed Claims for which the value is not now known and may not be known as of the Effective Date.  As described above, the Debtors have established the Claims Reserves for such claims.

As described in sections XII, XIII and XIV above, it is possible (but not guaranteed) that subsequent distributions will be made to Class 13a Equity Holders to the extent that a release of distributable value (Cash or New Common Stock or a combination thereof) from any of the Segregated Reserves or from the Non-Objecting Creditors’ Reserve is authorized by order of the Bankruptcy Court. There can be no assurance that any distributable value will be released from the Segregated Reserves or the Non-Objecting Creditors’ Reserve to Class 13a Equity Holders or when any such release might occur.

For the avoidance of doubt, only holders of Class 13a Interests as of the Effective Date will be entitled to receive any subsequent distributions available to Class 13a Equity Holders as described above.

XVIII.	What is the Record Date for Distributions?

The Confirmation Order provides, among other things, that the Distribution Record Date for all classes of Claims and Interests other than holders of publicly traded debt or equity securities will be the date the Confirmation Order was entered by the Bankruptcy Court, which was November 3, 2010.  With respect to classes of holders of publicly traded debt, distributions pursuant to the Plan will be made to the holder of such security on or as soon as practicable after the Effective Date of the Plan.  With respect to Class 13a Interests, initial distributions pursuant to the Plan will be made to the holder of such Interest on or as soon as practicable after the Effective Date of the Plan and supplemental distributions will be made to that same holder as described in XVII above.

As of the date of the entry of the Confirmation Order, the various transfer registers as maintained by the Debtors or their respective agents for each of the Classes of Claims or Interests subject to the Distribution Record Date (but not for holders of publicly traded debt or equity securities) shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Interests.

XIX.	Who are the Disbursing Agents?

The Confirmation Order provides that, notwithstanding anything to the contrary contained in the Plan or the Plan Supplement, each of the Indenture Trustees will serve as Disbursing Agent to facilitate distributions to its respective Class of Notes Claims and Chemtura will serve as the Disbursing Agent to facilitate all other distributions pursuant to the Plan.

XX.	Who is responsible for resolving Disputed Claims subject to the Claims Reserves?

The Debtors are faced with numerous Disputed Claims that will not be Allowed as of the Effective Date and will be subject to one of the Claims Reserves, including claims that are unliquidated or subject to litigation.  Chemtura is responsible for reconciling and resolving the Disputed Claims and will do so in accordance with its fiduciary duty to maximize the value of the Debtors’ estates.

XXI.	When do the restrictions currently in place with respect to trading existing common stock end?

On May 5, 2009, the Bankruptcy Court entered the Final Order Establishing Notification and Hearing Procedures for Transfers of Certain Common Stock [Docket No. 322] (the “NOL Order”).  The NOL Order and all restrictions contained therein remain in effect until the Effective Date.

XXII.	When will Chemtura be listed on the New York Stock Exchange?

The New Common Stock of Chemtura was listed on the New York Stock Exchange on Thursday, November 11, 2010.

XXIII.	Who should I contact if I have questions about the information provided in this disclosure or my distribution under the Plan?

If you have questions about information in this disclosure, please contact the Debtors’ claims agent at (866) 967-0261.

XXIV.	Are there any proceedings pending before the Bankruptcy Court that would delay the Effective Date or change distributions to holders of Claims or Interests?

On November 5, 2010, creditor Pentair Water Pool and Spa Inc. (“Pentair”) filed an Emergency Motion Seeking Injunctive Relief to Protect Rights Pending Appeal (the “Emergency Motion”) seeking to require the Debtors to establish a new segregated reserve for certain Disputed Claims.  On November 8, 2010, following a hearing, the Bankruptcy Court issued a decision denying the Emergency Motion.  The effect of the Bankruptcy Court’s decision is that the Claims Reserves described in Section XI, above, will be the reserves established under the Plan.  No other proceedings are pending before the Bankruptcy Court or any other court seeking to delay the Effective Date or otherwise challenge the Plan.

XXV.	Forward-Looking Statement

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended.  These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	Our estimates of the cost to resolve disputed proofs of claim presented in the Chapter 11 cases;
•	The ability to service our indebtedness;
•	General economic conditions;

•	Significant international operations and interests;
•	The ability to obtain increases in selling prices to offset increases in raw material and energy costs;
•	The ability to retain sales volumes in the event of increasing selling prices;
•	The ability to absorb fixed cost overhead in the event of lower volumes;
•	Pension and other post-retirement benefit plan assumptions;
•	The ability to improve profitability in our Industrial Engineered Products segment as the general economy recovers from the recession;
•	The ability to implement the El Dorado, Arkansas restructuring program;
•	The ability to obtain growth from demand for petroleum additive, lubricant and agricultural product applications;
•
The ability to restore profitability levels in our Chemtura AgroSolutionsTM segment as demand conditions recover in the agrochemical market.  Additionally, demand for the Chemtura AgroSolutionsTM segment is dependent on disease and pest conditions, as well as local, regional, regulatory and economic conditions;

•	The ability to sell methyl bromide due to regulatory restrictions;
•	Changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Performance Products and Chemtura AgroSolutionsTM segment;
•	Changes in the availability and/or quality of our energy and raw materials;
•	The ability to collect our outstanding receivables;
•	Changes in interest rates and foreign currency exchange rates;
•	Changes in technology, market demand and customer requirements;
•	The enactment of more stringent U.S. and international environmental laws and regulations;
•	The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;
•	The ability to recover our deferred tax assets;
•	The ability to support the goodwill and long-lived assets related to our businesses; and
•	Other risks and uncertainties detailed in Item 1A. Risk Factors in our filings with the Securities and Exchange Commission.

These statements are based on the Debtors’ estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Debtors’ possible or assumed future results of operations, and the Debtors’ actual results may differ significantly from the results discussed.  Forward-looking information is intended to reflect opinions as of the date this press release was issued.  The Debtors undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in the Debtors’ operations.